Exhibit 99.1

Press Release
For Immediate Release	Contact: Rebecca Winning	Email: ir@udr.com
NYSE Trading Symbol: UDR	Phone: 720.283.6121	Web:	www.udr.com

UDR: Fourth-Quarter Initiatives Strengthen Balance Sheet            and
Position Company for Success

Strategic Initiatives Deliver $714M in New Financing and $10M Net Gain in Fourth Quarter

DENVER, CO (January 16, 2009) UDR, Inc. (NYSE: UDR) today reported that the Company took a number of strategic actions in the fourth quarter of 2008 to strengthen its balance sheet, streamline operations and position the Company for success. These initiatives include:

•	Securing $714 million of new capital;

•	Repurchasing $78.7 million of the Company’s 2011 convertible debt, for a gain of $21 million; and

•	Streamlining operations, resulting in a one-time charge of $11 million for the fourth quarter.

“We have had a successful fourth-quarter despite a deteriorating economy,” said Thomas W. Toomey, President and CEO of UDR. “We were able to raise capital at very attractive prices, reduce our future debt maturities through discounted debt repurchases and streamline our cost structure.”

Fourth-Quarter Financing Activity

During the fourth quarter of 2008, UDR secured a total of $714 million in new capital, including:

•	$194 million from a common equity offering in October, issuing 8 million shares at $24.25 per share;

•	$438 million from the expansion and extension of a Fannie Mae facility in December and other agency financing; and

•	$82 million of construction financing at a blended rate of LIBOR plus 215 basis points and an average maturity of three years.

The Fannie Mae financing restructured an existing $139 million facility which carried a 6.09 percent coupon maturing in April, 2010. The new facility, which matures in 2018, provides up to $400 million, including $225 million currently drawn at an all-in blended rate of 4.8 percent and the ability to draw an additional $175 million.

At December 31, 2008, the Company had access to a total of $788 million from cash, existing lines of credit and undrawn facility commitments; in addition, the Company expects to receive $200 million in mid-2009 from a note receivable from the 2008 portfolio sale.

In 2009, the Company has $390 million of debt maturities. Of this:

•	$200 million will be paid with the proceeds from the note receivable;

•	$110 million will be extended for one year in accordance with existing loan terms; and

•	the balance of $80 million will be funded using existing credit facilities.

At the end of 2009, the Company expects to have access to $695 million of undrawn facility commitments.

In 2010, the Company has $439 million of debt maturities, including a pro-rata share of joint-venture debt equal to $42 million.  Of the $439 million:

•	$90 million of consolidated and joint-venture debt can be extended for one year in accordance with existing loan terms; and

•	$349 million will be funded using $95 million from the existing Fannie Mae Credit Facility and $254 million from the Company’s line of credit.

At the end of 2010, the Company expects to have access to $346 million of undrawn facility commitments.

Fourth-Quarter Gain

In the fourth quarter of 2008, the Company repurchased $78.7 million of convertible notes maturing on September 15, 2011. The notes were purchased for a total of $56.7 million — a 28 percent discount to par — resulting in a net gain after expenses of $20.6 million and an average yield to maturity of 16.5 percent.

“I’m pleased to say that we’ve been able to use disruption in the credit markets to our advantage,” Toomey noted. “By repurchasing these notes, we were able to deliver an attractive yield while reducing our 2011 debt obligation.”

Fourth-Quarter Charges

Also in the fourth quarter, the Company took a number of actions to streamline operations. These actions are expected to result in one-time charges of approximately $11 million in the fourth quarter, including:

•	$6.4 million related to exiting the condo business ($1.7M), terminating a pre-sale development project in Orlando ($1.3M), severance related to the elimination of 24 non-core employee positions ($0.9M), the renegotiation and/or cancellation of certain operating leases and vendor contracts ($0.8M), the buyout of a joint-venture partner’s profit participation, property management and asset management agreements in a newly completed, 298-home community in Marina del Rey, CA ($0.3M) and other charges relating to pre-acquisition costs and projects; and

•	$4.7 million related to the prepayment of an existing $139 million Fannie Mae credit facility (as referenced above).

In connection with its regular year-end financial statement preparation and audit, the Company continues to evaluate certain items that may or may not result in additional adjustments or charges. UDR expects to report fourth-quarter and 2008 earnings in February, 2009.

About UDR, Inc.
UDR, Inc. (NYSE:UDR), an S&P 400 company, is a leading multifamily real estate investment trust (REIT) with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of September 30, 2008, UDR owned 44,223 apartment homes and had 2,047 homes under development and another 684 homes under contract for development in its pre-sale program. For over 35 years, UDR has delivered long-term value to shareholders, the best standard of service to residents, and the highest quality experience for associates. Additional information can be found on the Company’s website at www.udr.com.

This press release does not constitute an offer of any securities for sale. Statements contained in this press release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the Company’s use of words such as, “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” and similar expressions that do not relate to historical matters. Such forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of competition and competitive pricing, acquisitions or new developments not achieving anticipated results, delays in completing developments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multi-family housing, expectations concerning development and redevelopment activities, expectations on occupancy levels, expectations concerning the Vitruvian Park project, including expectations that the Company will be able to secure one of more institutional investor-partners, expectations that automation will help grow net operating income, expectations on post-renovated stabilized annual operating income, expectations on annualized net operating income and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time including the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q. All forward-looking statements in this press release are made as of today, based upon information known to management as of the date hereof. The Company assumes no obligation to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.